Exhibit 1

Sales of Acadia Realty Trust (AKR) by Yale University on 8/4/2006:

Number of Common Shares of    Amount of Securities Owned
Beneficial Interest Sold Price Per Share  Following Reported Transaction
 1,600    23.54   2,181,638
 400    23.56   2,181,238
 200    23.58   2,181,038
 400    23.59   2,180,638
 200    23.61   2,180,438
 100    23.62   2,180,338
 200    23.63   2,180,138
 400    23.65   2,179,738
 400    23.66   2,179,338
 100    23.67   2,179,238
 100    23.68   2,179,138
 500    23.69   2,178,638
 100    23.70   2,178,538
 200    23.71   2,178,338
 100    23.72   2,178,238
 400    23.73   2,177,838
 100    23.75   2,177,738
 900    23.76   2,176,838
 300    23.78   2,176,538
 800    23.79   2,175,738
 2,500    23.80   2,173,238
 5,000    23.90   2,168,238

Total: 15,000 shares sold